Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(2) and (b)(8)

(Form Type)

Zeta Global Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be paid	Equity	Class A common stock, par value $0.001 per share	Rule 457(a)	10,329,070(3)	$16.615	$171,617,498.05	0.0001381	$23,700.38
Fees to be paid	Equity	Class A common stock, par value $0.001 per share	Rule 457(a)	58,943(4)	$16.615	$979,337.95	0.0001381	$135.25
		Total Offering Amounts			$172,596,836.00			$23,835.63
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$23,835.63

(1)
Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Registrant’s Class A common stock as reported on the New York Stock Exchange on November 21, 2025.
(2)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-281929).
(3)
Represents shares of Class A common stock that may be offered and sold by the selling stockholder named in the prospectus supplement of the Registrant dated November 24, 2025.
(4)
Represents shares of Class A common stock that may be offered and sold by the Registrant pursuant to the prospectus supplement of the Registrant dated November 25, 2025.